Exhibit 2.2

AMENDMENT TO sHARE EXCHANGE AGREEMENT

THIS AGREEMENT made effective as of the 28th day of January, 2016

AMONG:

WOLFEYE RESOURCE CORP., a corporation existing under the laws of the Province of British Columbia, having an office at 459 – 409 Granville Street, Vancouver, British Columbia, V6C 1T2

(“Wolfeye”)

AND:

BIONOMICS DIAGNOSTICS INC., a corporation existing under the laws of the Province of British Columbia, having an office at 1000 – 595 Burrard Street, Vancouver, British Columbia, V7X 1S8

(“BDI”)

AND:

All of the shareholders of BDI as listed in Schedule “A” to this Amendment Agreement

(collectively, the “BDI Shareholders”)

WHEREAS:

(A)            The parties hereto entered into a share exchange agreement dated effective November 17, 2015 pursuant to which, and subject to the terms thereof, the parties thereto agreed to undertake a transaction whereby Wolfeye would acquire all of the issued and outstanding shares of BDI from the BDI Shareholders (the “Share Exchange Agreement”);

(B)            §16.7 of the Share Exchange Agreement provides that an amendment to such agreement shall be valid and binding only upon such amending agreement being in writing signed by the parties thereto;

(C)            Pursuant to the terms and conditions of §13 of the Share Exchange Agreement, each BDI shareholder has irrevocably nominated, constituted, and appointed Amrit Dadwal as his, her or its agent and attorney-in-fact to act on his, her, or its behalf; and

(D)            The parties hereto wish to amend the terms of the Share Exchange Agreement in the manner set forth herein.

Now therefore in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree to amend the Share Exchange Agreement as follows:

1.            In this Agreement capitalized terms not otherwise defined herein will have the meaning given to them in the Share Exchange Agreement.

2.            §1.1(h) of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“BDI Financial Statements” means the audited consolidated balance sheets, statements of income, retained earnings and cash flows of BDI for the period from the date of incorporation to December 31, 2015, prepared in accordance with international financial reporting standards;”.

3.            §1.1(y) of the Share Exchange Agreement is hereby deleted in its entirety and replaced with the following:

“Drop Dead Date” means April 30, 2016, or such other date as the parties may mutually approve in writing;”.

4.            The reference to June 30, 2015 in §29 of Schedule E to the Share Exchange Agreement is hereby deleted in its entirety and replaced with December 31, 2015.

5.            All references to June 30, 2015 in Schedule F to the Share Exchange Agreement are hereby deleted in their entirety and replaced with December 31, 2015.

6.            The Share Exchange Agreement as amended hereby, is in all other respects, ratified, confirmed and approved.

7.             This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Amending Agreement has been executed by the parties hereto on the day and year first above written.

WOLFEYE RESOURCE CORP.		BIONOMICS DIAGNOSTICS INC.
Per:	/s/ Daryl Rebeck	Per:	/s/ William Galine
	Authorized Signatory		Authorized Signatory

/s/ Amrit Dadwal
AMRIT DADWAL
as Attorney-in-Fact for
each of the BDI Shareholders

SCHEDULE “A”

BDI Shareholders

Registered and Beneficial Shareholder
Dr. Jack Regan
Bill Galine
Jim Hutchens
Dr. Robin Atlas
Dr. Craig Shimasaki
Lauren Atlas
Amrit Dadwal
Mike Uppal
Rob Sharda